Exhibit 99.1

Significant Improvements Reported in Duchenne Muscular Dystrophy Patients Treated with Capricor’s Investigational Cell Therapy

Dr. Ronald G. Victor Presents 12-Month Results of HOPE Clinical Trial at

AHA Late-Breaking Session

Company to Host Conference Call and Webcast Today at 4:30 p.m. ET

ANAHEIM, CA – Nov. 15, 2017 – Boys and young men in advanced stages of Duchenne muscular dystrophy experienced significant and sustained improvements in cardiac structure and function, as well as skeletal muscle function, following treatment with CAP-1002, the lead investigational therapy under development at Capricor Therapeutics (NASDAQ: CAPR). These findings were reported today by Ronald G. Victor, M.D. at a Late-Breaking Science session of the American Heart Association Scientific Sessions 2017.

Dr. Victor, who is the associate director for clinical research at the Cedars-Sinai Heart Institute and a lead investigator for the HOPE trial, reported that those treated with CAP-1002 had improvement in cardiac muscle function and reduction in cardiac scarring that were statistically-significant in comparison to the control group, according to a pre-specified analysis. In addition, in a post-hoc analysis, 89% of the CAP-1002 treated patients who were more severely impaired demonstrated sustained or improved skeletal muscle function at 12 months, as compared to none of the participants in the control group.

“Because Duchenne muscular dystrophy is a devastating, muscle-wasting disease that causes physical debilitation and eventually heart failure, the improvements in heart and skeletal muscle in those treated with a single dose of CAP-1002 are very promising and show that a subsequent trial is warranted,” said Dr. Victor. “These early results provide hope for the Duchenne community, which is in urgent need of a major therapeutic breakthrough.”

Dr. Victor, who has worked in the Duchenne muscular dystrophy field for 20 years, presented the 12-month results of the randomized, open-label, early stage Phase I/II HOPE clinical trial. The trial was designed to evaluate safety and explore efficacy. It enrolled 25 boys and young men in advanced stages of Duchenne muscular dystrophy and was conducted at three U.S. centers. All participants had significant cardiac scarring and approximately two-thirds were wheelchair-dependent at the time they began the trial.

During the 12-month course of the trial, all patients received standard-of-care for Duchenne muscular dystrophy, including oral steroids, and 13 also received one dose of intracoronary CAP-1002 upon randomization. CAP-1002 consists of allogeneic cardiosphere-derived cells which have been reported to improve muscle function and increase new muscle cell generation in preclinical models of Duchenne muscular dystrophy.

To assess skeletal muscle function, investigators used the Performance of the Upper Limb test (PUL). The PUL tests manual tasks that relate to activities of daily living that are very important for quality of life. PUL has been validated for the assessment of upper limb motor function in individuals with Duchenne muscular dystrophy. The functional tasks of the PUL are subdivided into three subscales reflecting disease progression from proximal to distal (from the middle of the body outward): (1) High-level: shoulder dimension; (2) Mid-level: elbow dimension; and (3) Distal-level: wrist and finger dimension.

As shoulder function had already been lost in most of the HOPE participants, investigators used the combined Mid-Distal PUL subscales to assess changes in skeletal muscle function and found significant improvement in those treated with CAP-1002 (defined post-hoc). Among the lower-functioning patients (baseline Mid-Distal PUL < 55 out of 58), investigators reported sustained or improved motor function in 8/9 (89%) of the CAP-1002 treated patients as compared to 0/4 (0%) of the usual care participants, at 12 months (p=0.007).

To assess cardiac structure and function, investigators used magnetic resonance imaging (MRI). They found significant improvements in cardiac muscle function among those treated with CAP-1002, according to measures of systolic thickening of the left ventricular wall. Systolic thickening is thought to be a principal mechanism of cardiac output generation in people with Duchenne muscular dystrophy.

In the inferior wall, they recorded a mean (SD) 31.2% (47.0%) increase in thickening six months after treatment and a mean 25.8% (46.7%) increase in thickening 12 months after treatment. In comparison, the usual care group showed a mean 8.8% (27.7%) decrease at six months and a mean 1.6% (37.9%) increase at 12 months in the systolic thickening of the inferior wall. The difference between the groups at six months achieved statistical significance (p=0.04; p=0.09 at 12 months).

Investigators also found that scarring of the heart muscle among those treated with CAP-1002 decreased relative to the control group. Progressive cardiac scarring eventually impairs the heart’s pumping ability and is currently the leading cause of death in Duchenne muscular dystrophy. At the 12-month follow-up, those treated with CAP-1002 had a mean 7.1% (10.3%) reduction in scar size, in contrast to a mean 4.8% (22.3%) increase in scar size in the usual care group, a difference that achieved statistical significance (p=0.03).

CAP-1002 was generally safe and well-tolerated in the HOPE trial. There was no significant difference in the incidence of treatment-emergent adverse events in either group. There were no early study discontinuations due to adverse events.

“These 12-month results extend our prior findings with CAP-1002 and further support its potential to serve those with Duchenne muscular dystrophy,” Linda Marbán, Ph.D., Capricor president and CEO, said. “Pending regulatory clearance, we plan to initiate the randomized, double-blind, placebo-controlled HOPE-2 clinical trial in the first quarter of 2018. HOPE-2 will evaluate multiple doses of CAP-1002 given intravenously, and the primary efficacy analysis will be driven by changes in skeletal muscle function as assessed by the PUL.”

Drs. Victor and Marbán are scheduled to participate in a conference call and webcast at 4:30 p.m. ET today to review the results presented at the AHA meeting. To participate, please dial (866) 939-3921 (domestic) or (678) 302-3550 (international) and reference the access code 45894703. Slides to accompany the call may be viewed via the webcast link at http://wsw.com/webcast/cc/capr5. Access to the live webcast as well as the link to the replay of the call can be found at http://capricor.com/news/events/. The webcast will be archived for approximately 30 days.

The HOPE trial was funded in part by the California Institute for Regenerative Medicine.

About Duchenne Muscular Dystrophy

Duchenne muscular dystrophy is a devastating genetic disorder that causes muscle degeneration and leads to death, generally before the age of 30, most commonly from heart failure. It occurs in one in every 3,600 live male births across all races, cultures and countries. Duchenne muscular dystrophy afflicts approximately 200,000 boys and young men around the world. Treatment options are limited, and there is no cure.

About CAP-1002

CAP-1002 consists of allogeneic cardiosphere-derived cells, or CDCs, a unique population of cells that contains cardiac progenitor cells. CAP-1002 has been shown to exert potent immunomodulatory activity and stimulate cellular regeneration. CDCs have been the subject of over 100 peer-reviewed scientific publications and have been administered to approximately 140 human subjects across several clinical trials.

About Capricor Therapeutics

Capricor Therapeutics, Inc. (NASDAQ: CAPR) is a clinical-stage biotechnology company focused on the discovery, development and commercialization of first-in-class biological therapeutics for the treatment of rare disorders. Capricor’s lead candidate, CAP-1002, is an allogeneic cell therapy that is currently in clinical development for the treatment of Duchenne muscular dystrophy. Capricor has also established itself as one of the leading companies investigating the field of extracellular vesicles and is exploring the potential of CAP-2003, a cell-free, exosome-based candidate, to treat a variety of disorders. For more information, visit www.capricor.com.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release regarding the efficacy, safety, and intended utilization of Capricor's product candidates; the initiation, conduct, size, timing and results of discovery efforts and clinical trials; the pace of enrollment of clinical trials; plans regarding regulatory filings, future research and clinical trials; regulatory developments involving products, including the ability to obtain regulatory approvals or otherwise bring products to market; plans regarding current and future collaborative activities and the ownership of commercial rights; scope, duration, validity and enforceability of intellectual property rights; future royalty streams, expectations with respect to the expected use of proceeds from the recently completed offerings and the anticipated effects of the offerings, and any other statements about Capricor's management team's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "could," "anticipates," "expects," "estimates," "should," "target," "will," "would" and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. More information about these and other risks that may impact Capricor's business is set forth in Capricor's Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the Securities and Exchange Commission on March 16, 2017, in its Registration Statement on Form S-3, as filed with the Securities and Exchange Commission on September 28, 2015, together with the prospectus included therein and prospectus supplements thereto, and in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, as filed with the Securities and Exchange Commission on November 14, 2017. All forward-looking statements in this press release are based on information available to Capricor as of the date hereof, and Capricor assumes no obligation to update these forward-looking statements.

CAP-1002 is an Investigational New Drug and is not approved for any indications. Capricor's exosomes technology, including CAP-2003, has not yet been approved for clinical investigation.

For more information, please contact:

AJ Bergmann, Vice President of Finance

+1-310-358-3200
abergmann@capricor.com